Exhibit 3.1

RESTATED
ARTICLES OF INCORPORATION
OF
SIMULATIONS PLUS, INC.

ARTICLE 1.

NAME.                  The name of the corporation is:
Simulations Plus, Inc.

ARTICLE 2.

PURPOSE.  The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE 3.

AGENT.  The name and address in this state of this corporation’s initial agent for service of process are as follows:

Walter S. Woltosz
42505 10th Street West
Lancaster, CA  93534-7059

ARTICLE 4.

SHARE STRUCTURE.  There shall be one class of shares, designated “common” with a par value of $ .001 per share.  The total number of shares authorized is:

50,000,000

ARTICLE 5.

LIABILITY OF DIRECTORS.  The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE 6.

INDEMNIFICATION.  The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its stockholders through bylaws and provisions or through agreement with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, as the same may be amended or replaced from time to time, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code, as the same may be amended or replaced from time to time.

Dated:  April 16, 2008

/s/ Walter S. Woltosz
Walter S. Woltosz
Incorporator

I declare that I am the person who executed the above Articles of Incorporation, and that this instrument is my act and deed.

/s/ Walter S. Woltosz
Walter S. Woltosz